                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                               KOO KOO ROO, INC.
                                (Name of issuer)

                                  COMMON STOCK
                         (Title of class of securities)

                                  500485 10 7
                                 (CUSIP number)



          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                               Page 1 of 6 Pages
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-----------------------                                  ---------------------
 CUSIP NO. 500485 10 7                   13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Kenneth Berg

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,644,116

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,814,116

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9
      3,644,116

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10                                                                         [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      18.3

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12
      IN

------------------------------------------------------------------------------

                               Page 2 of 6 Pages
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Item 1(a).  Name of Issuer:

               Koo Koo Roo, Inc.

Item 1(b).  Address of Issuer's Principal Executive offices:

               10075 Santa Monica Boulevard
               Los Angeles, California 90025

Item 2(a).  Name of Person Filing:

               Kenneth Berg

Item 2(b).  Address of Principal Business Office:

               c/o Koo Koo Roo, Inc.
               10075 Santa Monica Boulevard
               Los Angeles, California 90025

Item 2(c).  Citizenship:

               United States

Item 2(d).  Title of Class of Securities:

               Common Stock

Item 2(e).  CUSIP Number:

               500485 10 7

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               Not applicable.

                               Page 3 of 6 Pages
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Item 4.        Ownership

               The following information is as of December 31, 1996:

               (a)  Amount Beneficially Owned:  3,644,116

               (b)  Percent of Class:  18.3

               (c)  Number of Shares as to which such person has:

                    (i)    sole power to vote or to direct the vote: 3,644,116

                    (ii)   shared power to vote or to direct the vote: None.

                    (iii) sole power to dispose or to direct the disposition of: 2,814,116

                    (iv) shared power to dispose or to direct the disposition of: None.

Item 5.        Ownership of Five Percent or less of a Class:

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable.

                               Page 4 of 6 Pages
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Item 7.        Identification and Classification of the Subsidiary which
               Acquired the Security Being Reported on by the Parent Holding
               Company:

               Not Applicable.

Item 8.        Identification and Classification of Members of the Group:

               Not Applicable.

Item 9.        Notice of Dissolution of Group:

               Not Applicable.

Item 10.       Certification:

               Not Applicable.

                               Page 5 of 6 Pages
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                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  April 9, 1997



                                    /s/ Kenneth Berg
                                    ----------------
                                      Kenneth Berg

                               Page 6 of 6 Pages